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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 33-51729
                                                                        --------

    National Auto Credit, Inc. 401(K) Savings and Retirement Plan and Trust
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             (Exact name of registrant as specified in its charter)


                      30000 Aurora Road, Solon, Ohio 44139
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


             Participation Interests registered on S-8 No. 33-51729
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            (Title of each class of securities covered by this Form)


                          Common Stock, par value $.05
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [ ]       Rule 12h-3(b)(1)(i)      [ ]
     Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(ii)     [ ]       Rule 12h-3(b)(2)(ii)     [ ]
                                        Rule 15d-6               [X]


Approximate number of holders of record as of January 1, 1997:      100
                                                               -------------


Pursuant to the requirements of the Securities Exchange Act of 1934 National Auto Credit, Inc. 401(K) Savings and Retirement Plan and Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 29, 1998      By: /s/ DAVIDA S. HOWARD
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                             Davida S. Howard, Vice President-Finance and
                             Controller
                             National Auto Credit, Inc.


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.